Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q1 2019 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz – CFO

Zachary Pomerantz – Senior Vice President, Asset Management

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the American Finance Trust First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for AFIN's first quarter 2019 Earnings Call. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements or portfolio information provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements or portfolio information except as required by law. During today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which is posted on our website at www.americanfinancetrust.com.

I will now turn the call over to our CEO, Mike Weil.

Mike Weil

Thank you, Louisa. Good morning, everyone, and thank you for joining us. With me today on the call are Katie Kurtz, Chief Financial Officer and Zach Pomerantz, Senior Vice President, Asset Management. I will provide an overview of our results and discuss the ongoing success we are having building out our best in class portfolio, Katie will provide additional financial details and Zach will discuss our leasing, asset management and pipeline in greater detail and then we will all take questions.

I am pleased to report a strong start to 2019 for American Finance Trust and a continuation of our business plan. We steadily executed on our acquisition strategy and opportunistically sold assets. As a direct result, we recorded a 7% growth in AFFO quarter over quarter to $26.3 million, representing an increase from $0.23 to $0.25 on a per share basis. During the first quarter we also completed the phased listing of our common stock and accessed capital markets for this first time as a listed company when we completed a preferred stock offering. The new series of preferred stock is listed on Nasdaq and trades under the symbol AFINP, and has led to productive conversations with investors and banks, where we were able to introduce AFIN, as a company, to many new institutions. In addition to continuing to expand awareness of AFIN in the capital markets, our focus remains on optimizing our portfolio and driving occupancy at our multi-tenant properties.

As previously discussed, we continue to concentrate on acquiring service retail properties. Recent research from ICSC, the International Council of Shopping Centers, suggests that the shopping behaviors of Generation Z support the case for retail real estate. The communal aspect of brick-and-mortar stores and the better experience they offer lead this growing demographic to make most purchases in key product categories in physical stores. Our continued focus on service retail fits within ICSC's criteria as these types of properties drive consumers to personally visit at least once or twice a week. Examples of service retail include restaurants, pharmacies, gas and convenience stores and retail bank branches. We consider these property types to be resistant to competition from e-commerce, and important to our portfolio as we position AFIN to embrace ongoing changes in the domestic retail environment.

This focus is reflected in our acquisitions in the first quarter which exceeded $113 million, of which $110 million were service retail properties. Tenants occupying these acquisitions include Fresenius, Pizza Hut, and Mountain Express convenience stores. This was our first quarter where service retail properties accounted for over 95% of the properties we acquired, based on purchase price. Zach will provide more detail on our acquisitions, but we are very pleased with this level of activity. We are further focused on portfolio occupancy, with a current occupancy of 94.0% at the end of the first quarter. We continue with our leasing efforts in the multi-tenant portfolio and we remain confident in our ability to sustain these levels of acquisition and leasing of available space.

As of March 31st, our steadily growing portfolio consisted of 682 properties located in 43 states and the District of Columbia. We believe our portfolio is best-in-class among our peers. Our single-tenant portfolio, which makes up about 2/3 of our straight-line rent, has no lease expirations in the next year, less than 10% over the next 4 years and less than 15% in the next 5 years. This is significantly less than our net lease peers are expecting.

Another key metric we are pleased with is the credit quality of our leases. 77% of our top 10 tenants, portfolio-wide, and 73.9% of our single-tenant portfolio are leased to investment grade or implied investment grade tenants. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. Portfolio occupancy sits at 94.0% on almost 20 million square feet of rentable space. Across the portfolio, our leases include average annual rent escalators of 1.3% and have a weighted average remaining lease term of 8.8 years, an increase from 8.6 years last quarter despite the passage of three months. In short, AFIN's portfolio is constructed to capture steady growth on stable assets for the foreseeable future, with a backstop of high credit-quality tenants to minimize the impact of any surprises and the acquisitions we make each quarter continue to set AFIN apart.

Our 649 property single-tenant portfolio is 53% leased to service retail tenants, up from 47% at the time of our listing last year. 97% of year-to-date acquisitions and 87% of acquisitions over the last two years have come from the service retail sector. Occupancy across the single-tenant portfolio is 99.5% with a weighted-average remaining lease term of 10.8 years and 1.3% average annual rent escalators. As evidenced by our year-to-date acquisitions and our forward pipeline of deals, we are focused on growing this segment of our portfolio and continue to find accretive opportunities that align with our investment objectives, including what we believe are attractive cap rates and long-duration leases.

On our last call we discussed the positive impact of the pending merger between SunTrust and BB&T and I want to reiterate what we discussed with respect to our strong SunTrust portfolio. As of the end of the quarter, SunTrust remains AFIN's largest tenant, as the Company owns 135 occupied SunTrust properties with an average remaining lease term of over 10 years, down from 183 properties originally. We are currently under contract to sell another 6 branches, which will bring us down to 129 properties leased to SunTrust, a reduction from 11.2% to 8.2% of our portfolio based on straight line rent. These leases all include 1.5% annual rent escalators, and AFIN is contractually entitled to receive rent payments from these SunTrust properties through the full duration of the lease term, regardless of any corporate initiatives associated with the potential merger.

The merger could potentially improve the credit associated with the corporate guarantee on the leases from SunTrust's current Baa1 credit rating to BB&T's A2 rating. On average, these leases do not mature until the year 2030, and there are no lease expirations at all prior to December of 2027, with some leases currently expiring in December 2032. We will continue to monitor the proposed merger, which is anticipated to close before the end of this year, but continue to expect this to be an overall positive for AFIN.

Our multi-tenant portfolio continues to meaningfully contribute to our service-retail focus as we lease space to experiential and e-commerce defensive properties. With 49% of rent coming from these types of tenants we seek to drive foot traffic to the traditional retail tenants and create "all day" centers. Our 33 property 7.2 million square foot multi-tenant portfolio has an executed occupancy of 88.0% with a weighted-average remaining lease term of 4.9 years and 1.4% average annual rent escalators. Allow me to touch on how the average remaining lease term in our multi-tenant portfolio compare to the lease expiration schedule in some of our peer portfolios, based on SNL data as of 12/31/18. With 47% of our leases expiring more than 5 years in the future we have between 2% and 6% less near-term lease expirations than our peers. Across the entire portfolio with over $252 million in annual straight line rent, less than $5 million of lease expirations in the next 12 months and only $11.9 million expires the year after that. Our asset management team remains focused on renewing our minimal upcoming lease maturities and, as evidenced by our executed occupancy rate, has found sustained success in their efforts.

Before I turn it over to Katie and Zach, I want to cover our real estate dispositions as well, because strategic dispositions are an important part of our portfolio strategy, particularly through our previously discussed SunTrust redeployment initiative. Through our disposition strategy, not only have we been able to reduce tenant concentration and increase the amount of service retail in our portfolio, we've also been able to improve single-tenant occupancy, increase lease duration and redeploy a portion of the proceeds from the sales into new acquisitions. In the first quarter, we sold 8 properties, including seven leased SunTrust branches, for approximately $15 million. Five properties had leases in place and were sold for total gross proceeds of approximately $13.4 million. The remaining three properties were sold for total gross proceeds of $1.7 million. We have also entered into definitive agreements to sell an additional 10 properties, 8 leased to SunTrust, for an aggregate price of over $49 million. The occupied SunTrust branches that were sold in the first quarter were sold at a weighted average cap rate of 5.8% and the occupied SunTrust branches that we are under contract to sell are being sold at a weighted average cap rate of 5.4%. Our acquisition pipeline has a weighted average cash cap rate of 7.3%, a 190 basis-point spread that provides AFIN opportunities for accretive portfolio growth. Finally, as of the end of the quarter we only have 4 remaining vacant properties that were formerly leased to SunTrust, representing less than 0.1% of the portfolio by square feet. AFIN will continue to be a strategic seller of assets as we seek to optimize the portfolio and grow the company.

Let me hand it over to Katie now to provide some additional detail on our financial results. Katie?

Katie Kurtz

Thanks, Mike. We ended the first quarter with net debt, which is total debt less cash and cash equivalents, of $1.5 billion at a weighted-average interest rate of 4.6%. The components of our net debt include $433 million drawn on the credit facility, $1.2 billion of outstanding mortgage debt and cash and cash equivalents of $108.0 million. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only amounts drawn on our credit facility as floating. Liquidity, which we measure as undrawn availability under our credit facility plus cash and cash equivalents, stood at $153.5 million at March 31, 2019.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 39% and net debt to annualized Adjusted EBITDA was 8.1x at March 31, 2019. In light of our business plan, and taking into account the contractual rent increases embedded in our portfolio and the relatively short time we have owned many of our properties, we expect net debt to Adjusted EBITDA will decrease over time.

We reported first quarter revenue of $71.5 million as compared to $70.1 million for first quarter 2018. Our FFO attributable to stockholders was $26.8 million for the first quarter 2019, compared to $27.9 million in the fourth quarter 2018. AFFO was $26.3 million for the first quarter 2019 as compared to $24.6 million in the fourth quarter 2018. This increase was driven primarily from a $2.8 million increase in cash NOI, recognizing the full benefit of fourth quarter 2018 acquisitions and the additional $113 million of real estate acquired during the first quarter, as well as a reduction in expenses in the multi-tenant portfolio. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which are posted on our website at www.americanfinancetrust.com.

On the capital markets and financing front, we successfully launched our Series A Cumulative Redeemable Perpetual Preferred Stock on March 22. With our partnering financial institutions, including BMO Capital Markets Corp and Stifel, Nicholas & Company as joint bookrunning managers and B. Riley FBR as Lead Manager for the offering, we placed 1.2 million shares in the initial offering and granted a 30-day option to sell up to 180,000 additional shares. Net proceeds to the company from the offering were approximately $28.6 million, which we intend to use for general corporate purposes, which may include the purchase of additional properties. The preferred shares pay a 7.5% dividend based on the $25.00 offering price.

The company paid dividends of $29.2 million or $0.275 per share during the quarter to stockholders of record as of January 14, 2019, February 8, 2019 and March 8, 2019. For the first quarter, AFFO was up 7% to $0.25 on a per share basis, compared to $0.23 on a per share basis, for the fourth quarter of 2018.

I'll pass it over to Zach to discuss our real estate acquisition, dispositions and leasing activity in greater detail.

Zach Pomerantz

Thanks, Katie. We closed on $113 million of almost exclusively service retail properties during the quarter. The 64 properties we acquired have a weighted average remaining lease term of 17.3 years and comprise almost 280,000 rentable square feet. These properties were acquired at what we believe is an attractive weighted-average cash cap rate of 7.2% and a weighted-average GAAP cap rate of 8.4% and included portfolios of Fresenius, Pizza Hut, and Mountain Express leased properties. We also acquired one free standing Tractor Supply, a credit tenant we like in our mix of assets.

As of quarter end, we had 7 executed new leases on properties that are primarily vacant or dark that total over 234,000 square feet where the tenant has yet to take possession as of March 31, 2019. Our multi-tenant executed occupancy stands at 88.0% at the end of the quarter. We recorded a slight dip in occupancy this quarter after we negotiated to terminate a lease for a dark, cash paying anchor tenant that was previously leased to Lowe's with only 6 years remaining on its lease. We successfully replaced the tenant at this dark location with At Home and 24-Hour Fitness, who signed new 10 and 15 year leases, respectively, significantly extending the remaining lease term. The economics of the termination provided full coverage of the conversion costs of the property with surplus proceeds in excess of one year of the new rents. We are pleased with this outcome as it provides foot traffic to the general benefit of the tenants and this shopping center, extends AFIN's portfolio lease duration and manages capital costs associated with replacing a vacant storefront.

On the disposition side, we sold seven properties leased to SunTrust and one property leased to Academy Sports during the first quarter for total gross proceeds of $15.1 million, of which $11.6 million was used to repay related debt. Five properties had leases in place and were sold for total gross proceeds of approximately $13.4 million. The remaining three vacant properties were sold for total gross proceeds of $1.7 million. As of the end of the quarter, we owned 135 occupied SunTrust bank branches, comprising 8.2% of our overall portfolio based on SLR. We also own 4 unoccupied SunTrust branches, of which 2 are currently under contract to be sold and the balance of which we are actively marketing.

Our forward-looking acquisition pipeline, as of April 15th, 2019, consists entirely of service retail properties including 6 Fresenius locations, 14 Pizza Huts, Mountain Express and 12 stores leased to IMTAA, an operator of gas stations and convenience stores with fuel provided by Shell, Exxon Mobil, Marathon and others. The total purchase price for the pipeline, including one acquisition that closed earlier this quarter, is almost $75 million and is at a weighted average 8.4% cap rate. These 33 properties have a weighted average remaining lease term of 16.0 years. Combined with the properties we closed in the first quarter, we have 98 properties either closed or in the pipeline at a weighted average cap rate of 8.4% and a weighted average remaining lease term of 16.8 years. We are excited about the opportunities we are currently seeing in the market and look forward to expanding our portfolio.

Mike, I’ll turn it back to you.

Mike Weil

Thank you, Zach.

To conclude, I am very pleased with the transaction, leasing and financing activity we've seen at the start of this year. We believe the growth in AFFO that we reported this quarter is the result of adherence to our portfolio strategy and careful asset selection. The preferred offering we completed in the first quarter was an important step for the company as we continue to increase our institutional investor base. We have had consistent success repositioning assets in our multi-tenant portfolio as well as attracting new tenants to our properties. We are well positioned for the remainder of the year. I look forward to seeing many of you at NAREIT next month here in New York City.

[Operator], please open up the line for questions.

Question-and-Answer Session